Exhibit 4.1

Execution Copy

SHAREHOLDERS AGREEMENT

BY AND AMONG

POLYMER GROUP, INC.,

TESALCA-99, S.A.,

TEXNOVO, S.A.

AND

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS, L.P.

Dated as of November 30, 2009

TABLE OF CONTENTS

ARTICLE 1 GENERAL PROVISIONS		1
1.1	Shares Subject to this Agreement	1
1.2	Sellers Put Option	1
1.3	Certain Definitions	2

ARTICLE 2 RESTRICTIONS ON TRANSFER OF SHARES		3
2.1	Transfers Restrictions	3
2.2	Permitted Transfers	4
2.3	Notice of Proposed Transfer	4
2.4	Rule 144 Reporting	4
2.5	Legends	4

ARTICLE 3 TAG-ALONG RIGHTS		5
3.1	Tag-Along Rights	5
3.2	Procedures	5
3.3	Non-Material Variation of Procedures	7
3.4	Waiver	7

ARTICLE 4 DRAG-ALONG RIGHTS		7
4.1	Approved Sale	7
4.2	Applicability	8

ARTICLE 5 BOARD OF DIRECTORS		8
5.1	The Seller Director	8
5.2	Company Action	9
5.3	Vacancies	9
5.4	Resignation	9
5.5	Shareholder Action	9

ARTICLE 6 PREEMPTIVE RIGHTS		10
6.1	Preemptive Rights	10
6.2	Procedures	10
6.3	Non-Material Violation of Procedures	11
6.4	Waiver	11

ARTICLE 7 MISCELLANEOUS		11
7.1	Rights Not Transferable; Aggregation	11
7.2	No Conflict	11
7.3	Termination	11
7.4	Notices	12
7.5	Entire Agreement	13
7.6	Amendments and Waivers	13
7.7	Successors and Assigns	13
7.8	Governing Law; Jurisdiction	13
7.9	Severability	14

i

7.10	Interpretation	14
7.11	Headings and Captions	14
7.12	Enforcement	14
7.13	Counterparts	14

ii

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of November 30, 2009 by and among Polymer Group, Inc., a Delaware corporation (the “Company”), Tesalca-99, S.A., a company duly incorporated and validly existing under the laws of Spain (“Tesalca”), Texnovo, S.A., a company duly incorporated and validly existing under the laws of Spain (“Texnovo” and, together with Tesalca, the “Sellers”), and MatlinPatterson Global Opportunities Partners L.P., a Delaware limited liability partnership (together with MatlinPatterson Global Opportunities Partners (Bermuda) L.P., MatlinPatterson Global Opportunities Partners B, L.P., MatlinPatterson Global Advisers LLC, MatlinPatterson Global Partners LLC, MatlinPatterson Asset Management LLC and MatlinPatterson LLC, “MatlinPatterson”).

WHEREAS, the Company, the Sellers and Grupo Corinpa, S.L., a company duly incorporated and validly existing under the laws of Spain, have entered into certain Asset Transfer Agreement, dated as of October 30, 2009, with respect to the sale of certain assets of the Sellers to the Company or its designated subsidiary (the “Asset Transfer Agreement”), the Sellers receiving as consideration 1,048,864 shares of Class A Common Stock of the Company.

WHEREAS, pursuant to the provisions of the Asset Transfer Agreement, the parties wish to enter into this Agreement to regulate the relationship among them.

Capitalized terms used but not defined herein shall have the same meanings set forth in the Asset Transfer Agreement

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1

GENERAL PROVISIONS

1.1                                 Shares Subject to this Agreement.  The Sellers and MatlinPatterson agree that the terms and restrictions of this Agreement shall apply to all shares of the Class A common stock, par value $.01, of the Company (the “Class A Common Stock”) which any of them now Owns (as defined below) or hereafter acquires by any means, including without limitation, by purchase, assignment, conversion of convertible securities or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor to the Company, whether by sale, merger, consolidation or other similar transaction (the “Shares”).  As of the date of this Agreement, MatlinPatterson owns only Class A Common Stock of the Company.

1.2                                 Sellers Put Option.  If the Sellers exercise the Sellers Put Option pursuant to Section 3.1 of the Asset Transfer Agreement and all of the Phase II Conditions set forth in Section 3.2 of the Asset Transfer Agreement have been satisfied other than the condition set forth in Section 3.2(iii) thereof, then, for purposes of this Agreement, the Sellers shall be treated as if they had acquired the Consideration for Phase II as of the date that the Sellers Put Option was exercised (the “Put Exercise Date”).  By way of example only, if the aforementioned conditions are met, the Sellers would be treated as if they owned the Consideration for Phase II as of the Put Exercise Date when determining the Drop Off Date and when calculating the consideration to be received for the Sellers’ Tag-Along Shares in a sale pursuant to Article 3 hereof.

1.3                                 Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.  For purposes hereof, the term “control,” or a variation thereof, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the Ownership of voting securities, by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Business Day” shall mean any day that is not Saturday, Sunday or other day on which banking institutions in New York (NY) are authorized or required by law or executive order to close.

“Commission” means the Securities and Exchange Commission and any successor agency of the federal government administering the Securities Act and the Exchange Act.

“Drop Off Date” shall mean, (i) for the period from the Closing Date of Phase I until the Closing Date of Phase II, the first date that any Shares are Transferred (as defined below) by either Seller (or any Permitted Transferee) to any transferee that is not a Permitted Transferee, and (ii) for the period from and after the Closing Date of Phase II, the date upon which the Sellers’ Ownership of the Shares is less than 5% of the Company’s total outstanding Class A Common Stock calculated on a fully diluted basis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Exempt Securities” shall mean (a) equity securities of the Company issued in connection with (i) any acquisition of another Person by the Company or any subsidiary of the Company by merger, stock purchase, purchase of all or substantially all of the assets, or other reorganization, or (ii) the purchase of all or substantially all of the assets of another Person, in each case that is approved by a majority of the Board; (b) common stock or other equity securities issued to employees, officers, directors, consultants, other persons performing services for the Company (including distributors and sales representatives) and their respective Affiliates, in each case, pursuant to any stock option plan, or similar equity-based compensatory arrangement approved by a majority of the Board, (c) shares of common stock issued in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company; (d) shares of common stock issued pursuant to a firm commitment underwritten public offering of the Company’s common stock; (e) non-convertible debt securities or debt instruments; (f) shares of capital stock issued pursuant to a rights offering made to all holders of common stock in accordance with applicable U.S. securities laws; (g) shares of common stock issuable upon exercise of the

Company’s Series A Warrants and the Series B Warrants; and (h) shares of capital stock issued pursuant to an anti-takeover plan, takeover defense plan or “poison pill” in the form of a shareholder rights plan or similar plan adopted by the Company.

“Ownership” or “Own” means record ownership and beneficial ownership, as determined pursuant to Rule 13d-3 under the Exchange Act.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Sale of the Company” means the direct or indirect sale of the Company to a third party pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the Board (whether by merger, consolidation or sale, exchange or transfer of the Company’s capital stock), or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

ARTICLE 2

RESTRICTIONS ON TRANSFER OF SHARES

2.1                                 Transfers Restrictions.

(a)                                  Except as otherwise provided in Section 2.2, with respect to the Shares issued to the Sellers on each of the Closing Date of Phase I and the Closing Date of Phase II, respectively, each Seller agrees not to sell, assign, transfer, gift, pledge, encumber, hedge or otherwise alienate or dispose of, whether voluntarily or involuntarily, by operation of law or otherwise (“Transfer”), or agree to so Transfer, any of such Shares Owned by it or any right or interest therein for a period of one year after issuance.

(b)                                 Each Seller further agrees not to Transfer at any time any Shares Owned by it, or any right or interest therein, to any Person that, in the reasonable determination of the Board, directly competes with the Company or is a customer, supplier or distributor of the Company; provided, that such restriction shall not apply to Transfers by either of the Sellers pursuant to (1) “tag-along” sales in accordance with Article 3 hereof, or (2) “drag-along” sales in accordance with Article 4 hereof.

(c)                                  Each Seller acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and such Seller agrees not to offer for sale, sell or otherwise Transfer any Shares in the absence of an effective registration statement covering such Shares under the Securities Act and any applicable state or foreign securities laws, or an exemption from the registration requirements thereof.

(d)                                 Any purported Transfer in violation of any provision of this Agreement and all actions by the purported transferor and transferee in connection therewith shall be of no force or effect.  The Company shall not be required to recognize such purported Transfer for any purpose, including, without limitation, for purposes of dividend and voting rights.

2.2                                 Permitted Transfers.  The restrictions on Transfer contained in Section 2.1(a) shall not apply to Transfers by either of the Sellers (i) to any of its Affiliates or any successor by merger, reorganization or similar fundamental corporate transaction, (ii) to any lender to secure financings of such Seller either existing as of the date of this Agreement or taken to refinance the existing financings, or (iii) pursuant to (1) “tag-along” sales in accordance with Article 3 hereof, or (2) “drag-along” sales in accordance with Article 4 hereof, except to the extent that such sales are not permissible under applicable U.S. securities laws (collectively, “Permitted Transferees”); provided, however, that in any such event the Shares so Transferred in the hands of each such Permitted Transferee shall remain subject to the provisions of this Agreement, and each such Permitted Transferee shall so acknowledge in writing, assuming, in the case of its Affiliates, successor by merger, reorganization or similar fundamental corporate transaction all the rights, obligations, terms and conditions arising from this Agreement by signing a declaration of adherence to this Agreement as a condition precedent to the effectiveness of such Transfer.

2.3                                 Notice of Proposed Transfer.  Prior to any proposed Transfer of any Shares by any Seller, such Seller shall give written notice to the Company of its intention to effect such Transfer.  Each such notice shall describe the manner of the proposed Transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act, whereupon such Seller shall be entitled to Transfer such securities in accordance with the terms of its notice.

2.4                                 Rule 144 Reporting.  With a view to making available the benefits of Rule 144, which may at certain times permit the sale of Shares to the public without registration, at all times after the first anniversary of the Closing Date of Phase I until such time as all of the Shares are saleable pursuant to Rule 144 without restrictions, the Company agrees to use its commercially reasonable best efforts to comply with all of the information reporting requirements of Rule 144 (as amended from time to time, or any successor rule thereto).  In this respect, the Company represents that it has never been a “shell company” under Rule 405 of the Securities Act.

2.5                                 Legends.  Each certificate representing Shares Owned by the Sellers shall bear legends in substantially the following form:

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING CLASS A COMMON STOCK.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST BY THE HOLDER OF RECORD OF THE CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, HEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”

At the request of the Sellers, and as soon as it is no longer legally required, the Company undertakes to exchange the above mentioned certificates for new ones which do not include such legends.

ARTICLE 3

TAG-ALONG RIGHTS

3.1                                 Tag-Along Rights.  MatlinPatterson will not sell or Transfer any Shares to any Person, other than an Affiliate or any limited partner of MatlinPatterson (a “Third Party”), without compliance with the terms of this Article 3; provided, however, that the terms and provisions of this Article 3 shall not be applicable to any sale by MatlinPatterson if (a) prior to and after giving effect to such sale, MatlinPatterson shall Own at least an aggregate of 54.9% of the Class A Common Stock, calculated on a fully diluted basis, or (b) MatlinPatterson’s sale to a Third Party is in connection with a tender offer or other offer by such Third Party open to the Sellers upon the same terms and conditions offered to MatlinPatterson, or (c) MatlinPatterson’s sale is made in the market pursuant to Rule 144 and the applicable volume restrictions or a registration statement.  All Shares proposed to be sold by MatlinPatterson and not excluded from the terms and provisions of this Article 3 pursuant to the proviso of the immediately preceding sentence are referred to herein as “Subject Shares.”  The Sellers shall have the right to participate in any “tag-along” sales in accordance with this Article 3 during the term of this Agreement, including during the one-year period described in Section 2.1(a), except to the extent that such sales are not permissible under applicable U.S. securities laws.  Any Subject Shares Transferred to an Affiliate of MatlinPatterson shall remain subject to the provisions of this Article 3, and each such Affiliate shall so acknowledge in writing as a condition precedent to the effectiveness of such Transfer.

3.2                                 Procedures.

(a)                                  Prior to the sale of any Subject Shares to a Third Party, MatlinPatterson shall deliver to the Company a written notice of the proposed or intended sale of Subject Shares (the “MatlinPatterson Tag-Along Notice”), which MatlinPatterson Tag-Along Notice shall (i) identify the Subject Shares proposed or intended to be sold, and (ii) disclose the number, price, names of purchasers and other terms upon which they are to be sold.  Within 5 Business Days of the receipt of the MatlinPatterson Tag-Along Notice, the Company (directly or through its agent) shall take all steps necessary and/or advisable (including preparing necessary and/or advisable documentation and making all necessary and/or advisable filings with the Commission and any other governmental authority) to deliver to each Seller a written notice of the proposed or intended sale of Subject Shares (the “Company Tag-Along Notice”).  The Company Tag-Along Notice shall be satisfactory in all respects to MatlinPatterson and in compliance with this Agreement and shall (1) identify the Subject Shares proposed or intended to be sold, (2) disclose the number, price, names of purchasers and other terms upon which they are to be sold, (3) inform each Seller of the right to sell such Seller’s pro rata portion (determined in accordance with the penultimate sentence of this Section 3.2(a)) of Shares along with MatlinPatterson to the Third Party, (4) include all other information, disclosures, statements and documents as may be required by applicable law (which information, disclosures, statements and documents shall be reasonably satisfactory to MatlinPatterson), and (5) include a deadline for the Sellers to deliver a “Shareholder Tag-Along Acceptance Notice,” along with the Shares to be sold, to MatlinPatterson in accordance with the terms of the Shareholder Tag-Along Acceptance Notice, which deadline shall in no event be later than 30 calendar days or earlier than 10 Business Days after receipt by the Sellers of the Company Tag-Along Notice; provided, that such deadline may be later than 30 calendar days after the date of receipt of the Company Tag-Along Notice if (i) MatlinPatterson consents thereto in writing, or (ii) outside legal counsel to the Company provides a written opinion addressed to the Company to the effect that a later deadline is required for the Company to comply with a Law applicable to the Company.  The Company shall enclose a sufficient number of Shareholder Tag-Along Acceptance Notices with each Company Tag-Along Notice.  The aggregate number of shares of Class A Common Stock that the Sellers will be entitled to sell pursuant to this Article 3 prior to the fifth anniversary of the Closing Date of Phase I shall not exceed the aggregate of the Consideration for Phase I, the Consideration for Phase II and, if applicable, the number of Shares acquired pursuant to Article 6 hereof.

With regards to Article 3.2(a)(4) above, MatlinPatterson undertakes to collaborate with the Company and promptly deliver to it all relevant information necessary to prepare any disclosures, statements and documents as may be required by applicable law.

For purposes of this Section 3.2, a Seller’s pro rata portion shall be determined by multiplying (x) the number of Subject Shares proposed to be sold to a Third Party by (y) a fraction, the numerator of which is the aggregate number of issued and outstanding Shares then Owned by such Seller, and the denominator of which is the aggregate number of shares of Class A Common Stock then issued and outstanding.

(b)                                 To sell its pro rata portion of Shares along with MatlinPatterson to the Third Party, each Seller must (i) deliver a Shareholder Tag-Along Acceptance Notice, along with the Shares to be sold, to MatlinPatterson in accordance with the instructions set forth on the Shareholder Tag-Along Acceptance Notice; and (ii) comply with any other applicable terms of the proposed sale (including executing definitive documentation and any related documents), such terms being substantially identical for both MatlinPatterson and the Sellers, in each case, prior to the deadline set forth in the Company Tag-Along Notice (a Seller satisfying such requirements shall be referred to herein as a “Participating Seller”).  Upon compliance with the foregoing procedures, MatlinPatterson may sell the Subject Shares; provided, that such sale provides for the purchase of each Participating Seller’s pro rata portion of Shares (the “Tag-Along Shares”) for a period of up to 180 calendar days after the deadline set forth in the Company Tag-Along Notice, upon terms and conditions (including the per share price) which are not less favorable to MatlinPatterson and the Sellers than those set forth in the MatlinPatterson Tag-Along Notice.  Any Subject Shares not sold by MatlinPatterson prior to the date that is 180 calendar days after the deadline set forth in the Company Party Tag-Along Notice may not be sold without compliance with this Section 3.2.

(c)                                  Promptly (but in no event later than 3 Business Days) after the consummation of the sale of the Subject Shares and the Tag-Along Shares by MatlinPatterson and the Sellers, respectively, to a Third Party, MatlinPatterson shall (i) notify the Company and the Participating Sellers of such sale, and (ii) cause to be remitted to the Company the total sales proceeds attributable to the sale of Tag-Along Shares.  Thereafter, the Company shall promptly distribute such sales proceeds to the applicable Sellers.

3.3                                 Non-Material Variation of Procedures. The Company, with the approval of the Board and the written consent of MatlinPatterson, may alter the procedures set forth in Section 3.2 to the extent required to comply with any applicable law or as is otherwise advisable; provided, however, that no alteration to the procedures set forth in Section 3.2 may be made in the manner set forth in this Section 3.3 if such alteration would result in an adverse effect on the tag-along rights provided in this Article 3.

3.4                                 Waiver. MatlinPatterson may sell Subject Shares without compliance with the terms and provisions of Section 3.2 with the prior written consent of the Sellers in each instance.

ARTICLE 4

DRAG-ALONG RIGHTS

4.1                                 Approved Sale.

(a)                                  In the event that MatlinPatterson (the “Proposing Shareholder”) approves the Sale of the Company (an “Approved Sale”) and delivers written notice thereof to the Company and the Sellers not less than 30 calendar days before the consummation of the Approved Sale, each Seller will vote for, consent to, cooperate with and will not object or otherwise impede consummation of the Approved Sale; provided, that Sellers will retain the right to convey their objections to, and discuss with MatlinPatterson, the consideration to be received in such Approved Sale.

(b)                                 If the Approved Sale is structured as (i) a merger or consolidation, each Seller shall vote (to the extent having the right to vote) its Shares to approve such merger or consolidation and all matters ancillary thereto, whether by written consent or at a shareholders meeting, (ii) a sale of equity, each Seller shall agree to sell, and shall sell, all of its Shares on the terms and conditions so approved, or (iii) a sale of assets, each Seller shall vote its Shares to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a shareholders meeting.  In furtherance of the foregoing, each Seller shall cooperate with and take, with respect to such Seller’s Shares, all necessary or desirable actions reasonably requested by MatlinPatterson in connection with the consummation of the Approved Sale, including executing the applicable agreements (which agreements may, subject to the provisions of this Section 4.1, require a Seller to sell a pro rata portion or all of its Shares and customary representations, indemnities, holdbacks and escrows); provided, however, in any Approved Sale, the terms and conditions of such agreements, including, but not limited to, the form or forms of consideration (in the same relative proportions if more than one form is received) and the indemnification obligations (which in no event shall expose any such other Seller to liability greater than the consideration to be received), shall be on terms substantially identical for the Sellers and MatlinPatterson.

(c)                                  The provisions of this Section 4.1 shall apply regardless of the form of consideration received in the Approved Sale; provided, however, if the consideration received in such Approved Sale is in a form other than cash or freely transferable public securities (“Other Consideration”), then each Seller shall have the right to elect to not be bound by this Section 4.1 unless the Company will, at the written request of such Seller, which shall be made not later than 15 calendar days after notice of the nature of the consideration was provided to the Seller, concurrently with the closing of the Approved Sale, pay to such Seller, in cash, the fair market value of such Other Consideration in lieu of such Other Consideration.  The Board’s determination of the fair market value of any Other Consideration shall be conclusive.

(d)                                 In furtherance of the provisions of this Section 4.1, for so long as this Section 4.1 is in effect, each Seller (and its successors, heirs, legal representatives, and permitted assigns and transferees) hereby (i) irrevocably appoints each of the directors of the Company as his or its agent and attorney-in-fact (the “Drag-Along Agents”) (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any Approved Sale as contemplated under this Section 4.1, and (ii) grants to each Drag-Along Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to vote the Shares having voting power held by such Seller and exercise any consent rights applicable thereto in favor of any such Approved Sale as provided in this Section 4.1; provided, however, that the Drag-Along Agents shall not exercise such powers-of-attorney or proxies with respect to any such Seller unless such Seller refuses or fails to comply with its obligations under this Section 4.1.  THE AGREEMENTS CONTAINED IN THIS SECTION 4.1 ARE COUPLED WITH AN INTEREST AND EXCEPT AS PROVIDED IN THIS AGREEMENT MAY NOT BE REVOKED OR TERMINATED DURING THE TERM OF THIS AGREEMENT.

4.2                                 Applicability.  The terms and provisions of this Article 4 shall not be applicable to any Approved Sale by MatlinPatterson if prior to such Approved Sale MatlinPatterson Ownership percentage of Class A Common Stock is lower than the Sellers Ownership percentage of Class A Common Stock.

ARTICLE 5

BOARD OF DIRECTORS

5.1                                 The Seller Director.  Effective as of the Closing Date of Phase I until the Drop Off Date, Sellers shall have the right to jointly nominate one member of the Board (the “Seller Director”), who shall be remunerated and have the same rights and obligations as the other members.  A Seller Director must meet all of the relevant qualifications and standards set forth in the Company’s corporate governance documents and the rules and regulations of the Commission and the listing standards of a stock exchange designated by the Board (the “Listing Standards”).

Compliance with the paragraph above will be determined by the Board and Sellers agree that if it is determined that the Seller Director at any time fails to meet the standards and qualifications set forth in the paragraph above, the Sellers will cause the Seller Director to resign from the Board and be replaced in accordance with the provisions of this Agreement.

The first Seller Director to be appointed shall be Mr. Carlos Cavallé Pinós, as to whose appointment the Company and MatlinPatterson consent.

Without prejudice of the foregoing and for so long as Sellers have the right to the Seller Director, Mr. José Durany Pich will be entitled:

(a)                                  During the first two years after the Closing Date of Phase I, at the discretion of the Board, to be invited to and participate in Board meetings of the Company where the Board determines that his assistance and/or consultation is advisable with respect to matters directly or indirectly related to Tesalca-99, S.A. or Texnovo, S.A.  In such instances, the Board shall notify Mr. José Durany Pich, at the same time and in the same manner that notifies its members, of such Board meetings.

(b)                                 Upon the earlier of the Closing Date of Phase II and two years after the Closing Date of Phase I, to be appointed as a Seller Director in place of Mr. Carlos Cavallé Pinós.

5.2                                 Company Action.  Subject to Section 5.1 above, the Company will (i) present the Seller Director to the Board for consideration and appointment to the Board effective as of the Closing Date of Phase I, and (ii) following the Closing Date of Phase I until the Drop Off Date, (A) use commercially reasonable efforts to cause the Seller Director to be included in the slate of nominees recommended by the Board to the Company’s shareholders for election as a director at each annual meeting of the shareholders of the Company, and (B) use commercially reasonable efforts to cause the election of the Seller Director, including soliciting proxies in favor of the election of the Seller Director.

5.3                                 Vacancies.  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of the Seller Director, the Sellers, subject to Section 5.1 above, shall have the right to designate a replacement Seller Director to fill such vacancy, and the Company shall use their best efforts to cause such vacancy to be filled with the replacement Seller Director so designated.

5.4                                 Resignation  Following the Drop Off Date, upon the written request of the Company, the Sellers shall cause the Seller Director then serving on the Board to promptly resign from the Board.  The Sellers hereby agree that if the Seller Director does not so promptly resign, the Seller Director may be removed from the Board in accordance with the Company’s Amended and Restated By-laws, as they may be amended from time to time.

5.5                                 Shareholder Action.  Each of the Sellers and MatlinPatterson shall take, or cause to be taken, such actions as may be required from time to time to maintain the number of persons comprising the Board of the Company at nine, and to elect as directors all of the directors nominated by the Company for election as directors, including the Seller Director.  Without limiting the generality of the foregoing, at each annual meeting of the shareholders, and at each special meeting of the shareholders called for the purpose of electing directors of the Company, and at any time at which the shareholders have the right to, or shall, elect directors of the Company, then, and in each event, each of the Sellers and MatlinPatterson shall vote all Shares Owned by them (or shall consent in writing in lieu of a meeting of shareholders, as the case may be) to set the number of, and to elect persons as, directors of the Company in accordance with this Section 5.5.

ARTICLE 6

PREEMPTIVE RIGHTS

6.1                                 Preemptive Rights.  Except for issuances of Exempt Securities, the Company will not issue any shares of capital stock of the Company and will not issue or grant any options, warrants, conversion rights or other rights to purchase or acquire any shares of capital stock of the Company (collectively, “Preemptive Securities”) without compliance with this Article 6.

6.2                                 Procedures

(a)                                  Prior to any issuance of any Preemptive Securities, the Company (directly or through its agent) shall deliver to the Sellers a written notice of any proposed or intended issuance of Preemptive Securities (the “Preemptive Notice”), which Preemptive Notice shall (a) identify and describe the Preemptive Securities proposed or intended to be issued, (b) disclose the number, price names of purchasers and other terms upon which they are to be issued, (c) indicate the procedure for the Sellers to offer to purchase the Sellers’ pro rata portion (determined in accordance with this Section 6.2(a)) of such Preemptive Securities, and (d) include a deadline for the Sellers to deliver a Notice of Acceptance and payment of the purchase price for the Sellers’ pro rata portion of Preemptive Securities to be purchased thereby to the Company, which deadline shall in no event be later than 30 calendar days or earlier than 10 Business Days after receipt by the Sellers of the Preemptive Notice; provided, that such deadline may be later than 30 calendar days after the date of the Preemptive Notice if (i) MatlinPatterson consents thereto in writing, or (ii) outside legal counsel to the Company provides a written opinion addressed to the Company to the effect that a later deadline is required for the Company to comply with applicable law.  For purposes of this Section 6.2, the Sellers’ pro rata portion of Preemptive Securities shall be determined by multiplying (x) the number of Preemptive Securities (determined on an as exercised or as converted basis) proposed to be issued by (y) a fraction, the numerator of which is the aggregate number of issued and outstanding shares of Class A common stock then beneficially owned by the Sellers, and the denominator of which is the aggregate number of issued and outstanding shares of Class A common stock.

(b)                                 To purchase their pro rata portion of any Preemptive Securities to be issued by the Company, the Sellers must deliver a Notice of Acceptance, along with a wire transfer of immediately available funds for the purchase price for such Preemptive Securities to the Company (or its agent) in accordance with the instructions set forth on the Preemptive Notice prior to the deadline set forth in the Preemptive Notice.  The Company shall issue to the Sellers that have timely returned a properly completed Notice of Acceptance along with a wire transfer of immediately available funds for the purchase price, the applicable number of Preemptive Securities in accordance with the terms set forth in the Preemptive Notice.

(c)                                  In the event that the Company complies with the procedures set forth in this Section 6.2 and the Sellers do not purchase all of their pro rata portion of the Preemptive Securities, the Company shall have 180 calendar days from the date of the deadline set forth in the applicable Preemptive Notice to issue or sell all or any part of the Preemptive Securities as to which a Notice of Acceptance has not timely been given by the Sellers to any other purchaser or purchasers (including MatlinPatterson or its Affiliates) upon the terms and conditions (including the per share price) which are not more favorable to the purchaser than those set forth in the Preemptive Notice.  Any Preemptive Securities not acquired by the Sellers or any other purchaser or purchasers prior to the date that is 180 calendar days after the deadline set forth in the applicable Preemptive Notice may not be issued until they are again offered to the Sellers under the procedures specified in this Article 6.

6.3                                 Non-Material Violation of Procedures.  The Company, with the approval of the Board and the written consent of MatlinPatterson, may alter the procedures set forth in this Article 6 to the extent required to comply with any applicable law or as is otherwise advisable; provided, however, that no alteration to the procedures set forth in this Article 6 may be made in the manner set forth in this Section 6.3 if such alteration would result in an adverse effect on the preemptive rights provided in this Article 6.

6.4                                 Waiver.  The Company may issue Preemptive Securities without compliance with the terms and provisions of this Article 6 with the prior written consent of the Sellers in each instance.

ARTICLE 7

MISCELLANEOUS

7.1                                 Rights Not Transferable; Aggregation.  The rights and obligations set forth in this Agreement shall terminate with respect to any Shares Transferred by the Sellers, except for Shares Transferred to Permitted Transferees pursuant to Section 2.2 above.  All Shares held by any Seller and its Permitted Transferees shall be aggregated for determining the availability of any rights under this Agreement.

7.2                                 No Conflict.  The parties represent that the execution of this Agreement and performance of all the obligations under this Agreement:

(a)                              do not breach any law, regulation, order, rule, ruling, award or resolution of any other nature applicable to the parties;

(b)                             do not breach the provisions of the Company’s By-laws or Certificate of incorporation; and

(c)                             do not contravene any agreement, covenant or instrument that is binding on the parties and will not give rise to breach or termination of any such agreement, covenant or instrument.

7.3                                 Termination.  Except for the provisions set forth in Articles 3, 4, 6 and 7, which shall survive until the later of the Drop Off Date and December 31, 2011, or as may otherwise be provided in any section of this Agreement, all rights and obligations of the parties under this Agreement will terminate on the Drop Off Date.

7.4                                 Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission, (c) sent by overnight courier, or (d) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:

Polymer Group, Inc.

9335 Harris Corners Parkway

Suite 300

Charlotte, NC 28269

Phone: (704) 697-5179

Fax: (704) 697-5120
Attention: Daniel L. Rikard

With a copy to (which shall not constitute notice):

Parker Poe Adams & Bernstein LLP

401 South Tryon Street

Suite 3000

Charlotte, NC 28202

Phone: (704) 372-9020

Fax: (704) 335-4485
Attention: R. Douglas Harmon

If to MatlinPatterson:

MatlinPatterson Global Opportunities Partners L.P.

c/o MatlinPatterson Global Advisers LLC

520 Madison Avenue

New York, NY 10022-4203

Fax:  (212) 651-4011

Attention:  Robert H. Weiss

With a copy to (which shall not constitute notice):

Whalen LLP

19000 MacArthur Boulevard

Suite 600

Irvine, CA 92612

Phone:  (949) 833-1703

Fax:  (949) 833-1710

Attention:  Michael P. Whalen

If to either Seller:

31-3ª Anglí, 08017 (Barcelona)
Attention:  Messrs. José Durany Pich and Juan Pich-Aguilera Roca
Phone: 34 93 3013439
Facsimile: 34 93 3041326
E-mail: jdurany@grupocorinpa.es and juanpich@grupocorinpa.es

All notices, requests, consents and other communications hereunder shall be deemed to have been given (w) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (x) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (y) if sent by overnight courier, on the next business day (or if sent overseas, on the second business day) following the day such notice is delivered to the courier service, or (z) if sent by registered or certified mail, on the 5th business day (or if sent overseas, on the 10th business day) following the day such mailing is made.

7.5                                 Entire Agreement.  This Agreement, together with the Asset Transfer Agreement, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

7.6                                 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in any particular instance) only with the prior written consent of the parties hereto.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

7.7                                 Successors and Assigns.  This Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and assigns of each party hereto.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

7.8                                 Governing Law; Jurisdiction.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.  Each of the parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of New York over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

7.9                                 Severability.  In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

7.10                           Interpretation.  The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

7.11                           Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

7.12                           Enforcement.  Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other parties were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

7.13                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective only upon execution by the Company.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed by theft duly authorized representative this Shareholders Agreement as of the date first written above.

POLYMER GROUP, INC.

Effective as of December 2, 2009

/s/
By:
Name:	Dennis E. Norman
Title:	Vice President – Strategy and Corporate Development

TESALCA-99, S.A.

/s/		/s/
By:
Name:	Jose Durany	Juan Pich-Aguilera Roca
Title:	Administrator	Administrator

TEXNOVO, S.A.

/s/		/s/
By:
Name:	Jose Durany	Juan Pich-Aguilera Roca
Title:	Administrator	Administrator

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS, L.P., MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (BERMUDA) L.P., MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS B, L.P.

By: MatlinPatterson Global Advisers LLC, its Investment Advisor

/s/
By:
Name:	Robert H. Weiss
Title:	General Counsel